EXHIBIT 16

April 5, 2010

Securities and Exchange Commission
101 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Federal Agricultural Mortgage Corporation’s Form 8-K dated April 5, 2010, and have the following comments:

1.	We agree with the statements made in paragraphs two and three.

2.	We have no basis on which to agree or disagree with the statements made in the remaining paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP